Exhibit 99.1

NEWS

CONTACT:
DresnerAllenCaron
Rene Caron (investors)
(949) 474-4300
rene@allencaron.com

EMRISE CORPORATION CLOSES TRANSACTION TO SELL ITS ELECTRONIC DEVICES
BUSINESS TO DATA DEVICE CORPORATION

Announces Date of Filing of Certificate of Dissolution

DURHAM, NC – June 30, 2015 – EMRISE CORPORATION (OTCQB: EMRI) (“EMRISE” or the “Company”), today announced that it has completed the sale of its electronic devices business unit, which constitutes the sale of substantially all of its assets (the “Transaction”), to an affiliate of Data Device Corporation (“DDC”).  The Company entered into a stock purchase agreement dated March 22, 2015 (the “Purchase Agreement”) to sell its electronic devices business unit to DDC, subject to various closing conditions, including stockholder approval.  At a special meeting of its stockholders held on June 25, 2015 (the “Special Meeting”), stockholders approved the Transaction.

Pursuant to the terms of the Purchase Agreement, the Company received an aggregate cash consideration of $17,920,097.63, of which $1,300,000 was deposited into escrow to secure certain indemnification obligations of the Company under the Purchase Agreement and any shortfall in working capital as of the closing of the Transaction, as finally determined by EMRISE and DDC.  The aggregate consideration consisted of $22,000,000, minus $3,764,902.37 to pay off the Company’s indebtedness and minus $315,000, which reflected the amount by which estimated working capital as of the closing date was less than the base working capital of £2.3 million set forth in the Purchase Agreement.

At the Special Meeting, EMRISE stockholders also approved the Company’s plan of liquidation and dissolution (the “Plan of Dissolution”) to dissolve EMRISE as a legal entity.  In connection thereto, the Company will file a Certificate of Dissolution with the Delaware Secretary of State on July 1, 2015.   Upon filing of the Certificate of Dissolution, EMRISE will cease its business activities, except as necessary, appropriate or desirable to effect a sale of its remaining assets, which includes the sale of CXR Anderson-Jacobson (“CXR-AJ”), its communications equipment business unit.  As previously disclosed, the Company is currently undertaking an active sales process for CXR-AJ and will continue to operate CXR-AJ in the ordinary course until such sales process is completed.

In connection with the closing of the Transaction, the employment of each of Carmine T. Oliva, the Company’s Chief Executive Officer and Chairman, Graham Jefferies, the Company’s President and Chief Operating Officer, and Timothy J. Blades, the Company’s Chief Financial Officer, Treasury and Secretary, terminated, and each of Messrs. Oliva and Jefferies resigned from the Company’s Board of Directors (the “Board”), in each case, effective June 30, 2015.  Julie Abraham, Otis Baskin and Frank Russomanno, the Company’s three independent directors, will continue to serve on the Board until such time as the sales process for CXR-AJ is completed, with Frank Russomanno serving as Executive Director of the Board.

In connection with the dissolution of the Company, EMRISE has entered into an agreement with an entity 100% owned by Mr. Blades to provide certain services related to the administration and implementation of the Plan of Dissolution, to be effective July 1, 2015, subject to the oversight of the remaining Board.

In connection with the filing of the Certificate of Dissolution with the Delaware Secretary of State, the Company will request that FINRA delete its trading symbol and that its transfer agent close its stock transfer books, such that trading in the Company’s common stock will cease as of the close of business on July 1, 2015.  The Company also plans to seek relief from certain of its reporting obligations under the Securities Exchange Act of 1934, as amended, in order to conserve its available resources and assets following its dissolution.

The Company has established a reserve of approximately $5.82 million to satisfy its remaining costs and liabilities following the filing of the Certificate of Dissolution, including (a) tax obligations; (b) expenses of the sale of the Company’s property and assets, including the sale of CXR-AJ; (c) the salary, fees, and expenses of members of the Board and consultants, including severance obligations of its former employees; (d) expenses for the collection and defense of the Company’s property and assets; (e) the expenses for attorneys and other professional advisors incurred in connection with the Transaction and the Plan of Dissolution; and (f) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs.

EMRISE plans to distribute to its stockholders, in an initial distribution, certain proceeds from the Transaction, after taking into consideration the aforementioned reserve and following the final determination of working capital under the Purchase Agreement, which is expected to be determined within 120 to 140 days following the closing of the Transaction.  EMRISE anticipates that the amount of such initial distribution will be approximately $0.95 to $1.00 per share of common stock, which constitutes approximately $10.3 to $10.9 million in the aggregate.  The Company will issue a public announcement once the timing and final amount to be initially distributed to stockholders is determined.  The amount and timing of any subsequent distribution to stockholders will be determined in accordance with the Plan of Dissolution.   However, no assurances can be made as to the ultimate amounts to be subsequently distributed, if any, or the timing thereof.  Only holders of record of the Company’s common stock as of the close of business on the date the Company files its Certificate of Dissolution will be eligible to receive distributions of the Company’s assets, in connection with the Company’s dissolution.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of EMRISE regarding the Transaction and the dissolution and liquidation of the Company, the liabilities of EMRISE, the net proceeds anticipated to be available for distribution to the Company’s stockholders, the distribution of funds to stockholders and other matters, all of which are based on information currently available to the Company’s management as well as management’s assumptions and beliefs, are forward-looking statements (“forward-looking statements”) within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any such statements that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company’s expectations, beliefs, or intentions that are signified by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions. Such forward-looking statements reflect the Company’s current views with respect to future events, based on what the Company believes are reasonable assumptions; however, such statements are subject to certain risks and uncertainties. Certain of these risks and uncertainties are described in greater detail in EMRISE’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise. The Company undertakes no obligation to comment on analyses, expectations or statements made by third-parties in respect of the Company, the Transaction or the Company’s dissolution and related transactions pursuant to the Plan of Dissolution.

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